EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports 2006 Results
     Income Opportunity Realty Investors, Inc. (AMEX: IOT). a Dallas-based real estate investment company, today reported net income of $172,000 or $0.04 per share for the twelve months ended December 31, 2006, compared to $1.4 million and $0.33 per share for the same period in 2005.
Items for the twelve months ended December 31, 2006, compared to the same period in 2005 included:
•	Rents were $7.7 million in 2006 and $6.4 million in 2005. In March 2006, IOT acquired an apartment complex located in Indianapolis, Indiana, which provided $720,000 of rental income in 2006. The balance of the increase in 2006 is due to a combination of increased occupancy as well as increased rental rates.

•	Property operations expense was $4.3 million in 2006 and $3.4 million in 2005. The acquisition of the apartment complex added $631,000 to property operating expense in 2006. The balance of the increase is due to an overall increase in operating expenses.

•	Interest income was $3.4 million in 2006 and $4.1 million in 2005. On May 12, 2006, Encino Executive Plaza, Ltd. conveyed an office building and 202 acres of unimproved land to IOT in satisfaction of the 3 notes receivable in the amounts of $11.9 million, $22.8 million and $1.6 million, respectively. Interest income received by IOT on the Encino notes through May 12, 2006 was $720,000. Interest income on the Encino notes for 2005 was $1.9 million. During the third quarter of 2005. IOT advanced Transcontinental Realty Investors, Inc. (NYSE: TCI) (an affiliated party) $6.7 million and received interest at the rate of prime plus 2%. During 2006, IOT received a full year’s interest of $696,000.

•	Interest expense was $4.8 million in 2006 and $3.6 million in 2005. During 2006, IOT refinanced two commercial properties and the 202 acres of unimproved land, which netted IOT an additional $19 million in cash as well as debt. In addition IOT’s debt obligation increased by $1.5 million from the acquisition of the apartment complex. IOT also incurred additional interest expense due to higher interest rates on its variable debt as compared to 2005.

•	Depreciation expense was $750,000 in 2006 and $691,000 in 2005. The increase is due principally to the addition of the apartment complex located in Indianapolis, Indiana.

•	IOT has no employees and has entered into an advisory agreement with Syntek West, Inc. (“SWI”, an affiliate) who is responsible for recommending an overall business plan as well as managing IOT’s day-to-day operations. Advisory fees to SWI were $496,000 in 2006 and $738,000 in 2005. During 2006, the advisory fee increased by $74,000 due to an increase in total assets, which is a component of determining the advisory fee. In addition, IOT pays SWI a 1% fee of new and refinanced loans obtained by IOT. During 2006, IOT paid SWI $338,000 in such fees as compared to $36,000 in 2005. These increases were offset by interest paid to IOT during 2006 as compared to 2005 under a cash management agreement between IOT and SWI.

•	Net income fee paid to SWI was $9,000 in 2006 and $109,000 in 2005. The net income fee is based on 7.5% of IOT’s net income.
     Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate in Texas, including office buildings, apartments and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Property revenue
Rents and other property revenues	$7,669	$6,447	$5,905

Operating expenses:
Property operations	4,256	3,388	3,129
Depreciation	750	691	740
General and administrative	492	615	563
Advisory fees	496	738	741

Total operating expenses	5,994	5,432	5,173

Operating income (loss)	1,675	1,015	732

Other income (expense):
Interest income	3,395	4,135	3,325
Mortgage and loan interest	(4,764)	(3,569)	(3,570)
Provision for asset impairment	—	—	—
Recovery of loss provision on receivable from related party	—	—	—
Net income fee	(9)	(109)	(440)

Total other income (expense)	(1,378)	457	(685)

Income (loss) before gain on land sales, equity in earnings of investees and minority interest	297	1,472	47

Equity in earnings (loss) of investees	(33)	(57)	(3)
Minority interests	(92)	(38)	—

Net income (loss) from continuing operations	172	1,377	44

Income from discontinued operations	—	—	5,384

Net income	$172	$1,377	$5,428

Earnings per share
Net income (loss) from continuing operations	$0.04	$0.33	$0.01
Discontinued operations	—	—	1.29

Net income	$0.04	$0.33	$1.30

Weighted average Common shares used in computing earnings per share	4,168,035	4,168,035	4,316,835
     Earnings per share reflect a 3-for-1 forward split of the stock in the form of a 200% stock dividend in May 2005.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(dollars in thousands)
Assets
Real estate held for investment	$63,682	$35,083
Less—accumulated depreciation	(5,061)	(4,311)

	58,621	30,772

Notes and interest receivable	27,777	63,230
Investment in real estate partnerships	515	547
Cash and cash equivalents	80	201
Receivables from affiliates	17,766	1,853
Other assets	4,152	2,738

	$108,911	$99,341

Liabilities and Stockholders’ Equity
Liabilities
Notes and interest payable	$61,546	$52,817
Other liabilities	1,921	1,344

	63,467	54,161

Commitments and contingencies

Minority interest	605	513

Stockholders’ equity
Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 4,168,035 shares in 2006 and in 2005	42	42
Paid-in capital	61,955	61,955
Accumulated deficit	(17,158)	(17,330)

	44,839	44,667

	$108,911	$99,341

Stockholders equity reflects a 3-for-1 forward split of the stock in the form of a 200% stock dividend in May 2005.